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                                                                                                                        EXHIBIT (12)

                                            DAYTON HUDSON CORPORATION AND SUBSIDIARIES
                                      COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                             RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS FOR THE
                                      NINE MONTHS ENDED NOVEMBER 2, 1996 AND OCTOBER 28, 1995
                                           AND FOR THE FIVE YEARS ENDED FEBRUARY 3, 1996

                                                       (MILLIONS OF DOLLARS)


                                                             Nine Months Ended                    Fiscal Year Ended
                                                           ---------------------  --------------------------------------------------
                                                            Nov. 2,   Oct. 28,    Feb. 3,   Jan. 28,   Jan. 29,   Jan. 30,  Feb. 1,
                                                              1996      1995        1996      1995       1994       1993      1992
                                                            --------  ----------  --------  --------   --------   --------  --------
RATIO OF EARNINGS TO FIXED CHARGES:

Earnings:
 Consolidated net earnings before extraordinary
  charge  .................................................  $ 259     $  83       $  311    $  434     $  375     $  383    $ 301
 Income taxes..............................................    169        53          190       280        232        228      171
                                                             -----     -----       ------    ------     ------     ------    -----
  Total earnings before extraordinary charge...............    428       136          501       714        607        611      472
                                                             -----     -----       ------    ------     ------     ------    -----


Fixed charges:
 Interest expense..........................................    351       341          461       439        459        454      421
 Interest portion of rental expense........................     45        48           59        56         45         43       39
                                                             -----     -----       ------    ------     ------     ------    -----
  Total fixed charges......................................    396       389          520       495        504        497      460
                                                             -----     -----       ------    ------     ------     ------    -----


Less:
 Capitalized interest......................................   ( 15)     ( 11)        ( 14)      ( 7)       ( 5)       ( 6)    ( 11)
                                                             -----     -----       ------    ------     ------     ------    -----
  Fixed charges in earnings................................    381       378          506       488        499        491      449
                                                             -----     -----       ------    ------     ------     ------    -----
 Earnings available for fixed charges......................  $ 809     $ 514       $1,007    $1,202     $1,106     $1,102    $ 921
                                                             =====     =====       ======    ======     ======     ======    =====

Ratio of earnings before extraordinary charge
   to fixed charges........................................   2.04      1.32         1.94      2.43       2.19       2.22     2.00
                                                             =====     =====       ======    ======     ======     ======    =====


RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS:

Total fixed charges, as above..............................  $ 396     $ 389       $  520    $  495     $  504     $  497    $ 460
Dividends on preferred stock
 (pre-tax basis)...........................................     27        28           37        39         39         39       39
                                                             -----     -----       ------    ------     ------     ------    -----
    Total fixed charges and preferred
     stock dividends.......................................    423       417          557       534        543        536      499
                                                             -----     -----       ------    ------     ------     ------    -----
Earnings available for fixed charges
 and preferred stock dividends.............................  $ 809     $ 514       $1,007    $1,202     $1,106     $1,102    $ 921
                                                             =====     =====       ======    ======     ======     ======    =====

Ratio of earnings before extraordinary charge to
 fixed charges and  preferred stock dividends..............   1.91      1.23         1.81      2.25       2.04       2.06     1.85
                                                             =====     =====       ======    ======     ======     ======    =====
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